Exhibit 99.1

PRESS RELEASE

For Immediate Distribution	Contact: Intrepid Potash, Inc.
William Kent
Phone: 303-296-3006

Intrepid Reports Results for First Quarter 2009

Denver, Colorado; May 7, 2009 – Intrepid Potash, Inc. (NYSE:IPI), today announced first quarter 2009 results with net income of $24.7 million up from $19.3 million on a comparative pro forma basis from the first quarter of 2008.  Earnings before interest, taxes, depreciation and amortization (EBITDA) for the first quarter of 2009 increased to $43.6 million, a 20 percent increase on a comparative pro forma basis from $36.2 million in the first quarter of 2008.  Earnings for the first quarter of 2009 were $0.33 per diluted share, an increase of 27 percent from the comparable period of 2008.

Highlights for the First Quarter 2009:

•                  As of March 31, 2009, we had $102.5 million of cash, no outstanding debt, and $125 million of availability under our revolving credit facility.

•                  The average net realized sales price for potash in the first quarter 2009 increased to $727 per short ton ($802 per metric tonne) compared to $295 per short ton ($325 per metric tonne) in the same period of 2008.  This was a decrease from the $762 per short ton in the fourth quarter 2008.

•                  Adjusted net income for the first quarter of 2009 increased to $25.2 million compared to adjusted pro forma net income of $15.9 million in the same period of 2008.  This was an increase from the $24.3 million in the fourth quarter of 2008.

•                  Potash sales in the first quarter were 99,000 short tons compared to 213,000 short tons in the first quarter of 2008.

•                  Potash production in the quarter decreased to 137,000 short tons compared to 224,000 short tons produced in the first quarter of 2008.

•                  Average net realized sales price for langbeinite, which we market under the registered name of Trio®, increased to $330 per short ton ($364 per metric tonne) in the first quarter of 2009 compared to $123 per short ton ($136 per metric tonne) in the first quarter of

2008.  The net realized price for Trio® was $323 per short ton in the fourth quarter of 2008.

•                  Sales of Trio® were 38,000 short tons in the first quarter of 2009 compared to 93,000 short tons in the first quarter of 2008.

•                  Langbeinite production in the first quarter decreased to 42,000 short tons compared to 56,000 short tons produced in the first quarter of 2008.

•                  Gross margins in the first quarter of 2009 for potash increased to $423 per short ton or 58 percent compared to 51 percent in the three months ended March 31, 2008.  Gross margins for Trio® increased to $144 per short ton or 44 percent, up from 19 percent in the same period of 2008.  These amounts are a decrease from the fourth quarter of 2008 gross margins which were $479 per short ton or 63 percent for potash and $171 per short ton or 53 percent for Trio®.

•                  Capital investments in the first quarter of 2009 totaled $23.8 million.

“Considering the current environment presented us with many challenges, first quarter results were generally in line with our expectations.  Through our active management of production volumes and our being selective with the sales prices we would accept, we continued to maximize margins, and we were able to remain quite profitable,” said Bob Jornayvaz, Intrepid’s CEO.  “Despite the current headwinds, we were able to sell more tons sequentially than in the fourth quarter, achieve higher net income than a year ago, realize substantial EBITDA, and maintain the strength of our balance sheet.  Looking forward, in the near term, we believe that potash usage will remain below rates needed to replace nutrient removal.  On a long-term basis, we continue to look at the 25-year history of annual potash consumption in the United States that has averaged approximately ten million tons. This average consumption has occurred during periods of low agricultural commodity prices, negative farmer margins, uncertain government agricultural policy, droughts, low levels of oil and gas drilling and other negative events, and the volatility of this ten million ton average has been less than ten percent.  We believe this historical demand profile will eventually return. As a result, we need to stay focused on the strength of our balance sheet and on investing in our operations to improve reliability and productivity, which will all lead to lower operating costs per ton when the market returns to average consumption levels.  It is this focus that we believe will benefit our stockholders in the long-term.”

Market Conditions

The comparability of the first quarter 2009 to the first quarter of 2008 at first seems unremarkable, but upon further examination we sold less than half as many tons, at more than twice the price and, although our costs were higher due to the simple fact that our operating costs are largely fixed, we were able to maintain profitability.  While we did see a slight increase in sales volumes from the fourth quarter of 2008, the key factors leading to lower potash demand remained during the first quarter of 2009, including overall pressure on commodity prices, volatile input pricing for the farm producer, buyer hesitation to purchase potash while priced above nitrogen and phosphate, and significant uncertainty due to the economy.  Furthermore, wet weather in April for many planting regions in the United States has caused a delay in fertilizer applications by several weeks and has further slowed the destocking process at the dealer level.

We expect that the current market trends will persist at least through the second quarter of 2009, and potentially longer.   Further, we anticipate that the application rates for potash fertilizers will decline in 2009, relative to 2008, but we also do not expect this decline to be permanent as fertilizer plays a vital role in ensuring that world agricultural production meets the needs of a growing population.  We believe that once dealer inventories clear, dealers will be more cautious in re-stocking to normal summer levels in an effort to keep their inventories low.  Intrepid remains well positioned to provide just-in-time delivery of product in certain key agricultural markets when demand materializes. Confronted with this difficult environment we are maintaining our focus on balance sheet strength and capturing margin opportunity.  We will continue to manage production volumes and our net cash position and make appropriate adjustments as the market develops.

First Quarter Results

Operating income for the first quarter of 2009 was $40.2 million compared to pro forma operating income of $26.5 million in the first quarter 2008.  Cash flows from operating activities were $16.5 million for the first quarter of 2009, which compares to $17.1 million for the first quarter of 2008.

Potash

During the first quarter of 2009, Intrepid produced 137,000 short tons of potash and sold 99,000 short tons of potash.  This compares to 224,000 short tons produced and 213,000 short tons sold in the first quarter of 2008.  Production declined in the first quarter of 2009 relative to the prior year period due primarily to our election to lower production at the East Mine and West Mine by effecting two-week shutdowns at each facility which began in February of 2009 and were completed the second week of March 2009.  Additionally, we reduced the number of operating shifts at these facilities from four shifts to three shifts and took other actions to slow production in response to lower market demand.

The 99,000 short tons of potash we sold in the first quarter was at an average FOB net sales price of $727 per short ton as compared to an average FOB net sales price of $295 per short ton during the first quarter of 2008.

The decrease in sales this quarter, as compared to 2008, resulted from slower sales of granular potash as growers deferred potash applications.  Additionally, industrial sales have slowed as the North American rig count has continued to decline in response to lower natural gas and oil prices.  However, in the feed portion of our business, we have seen sustained demand for our product.

Our potash “cash operating” cost of goods sold (“COGS”), which we define as total cost of goods sold excluding depreciation, depletion and amortization, royalties, and by-product credits, increased to $266 per short ton in the first quarter of 2009 from $136 per short ton in the first quarter of 2008.  The cost per ton amount is higher than previous quarters primarily due to fewer tons of production as a result of our lower operating rates in the first quarter of 2009.  Additionally, during the first quarter, we determined that due to the previously mentioned production curtailments our production was below normal ranges, which in accordance with FAS 151, required us to recognize a certain portion of our costs as period costs rather than absorbing these costs into inventory.  This accounting adjustment resulted in a $1.2 million increase in our COGS in the first quarter of 2009, or approximately $12 per short ton sold in COGS.  It also is important to understand that, because production rates remained at low levels in the first quarter of 2009, the product currently being held in inventory has a higher relative per ton cost than our average COGS for 2008.  The Company expects it could take several quarters for this relatively higher cost inventory to work through the system assuming sales and production levels increase.

Langbeinite - Trio®

During the first quarter, Intrepid produced 42,000 short tons of langbeinite.  We market our langbeinite under the registered name of Trio®.  Our langbeinite production was 25 percent lower than the 56,000 short tons produced during the first quarter of 2008. The decrease in langbeinite production was largely driven by our decision to shut down the East Mine for two weeks and then operate with three operating shifts instead of four shifts as part of our inventory management efforts announced in January 2009.

Intrepid sold 38,000 short tons of Trio® in the first quarter 2009 at an average FOB or net sales price of $330 per short ton as compared to 93,000 short tons at an average FOB price of $123 per short ton in the prior year’s first quarter.

Capital Investment

During the first quarter 2009, Intrepid invested $23.8 million related to the 2009 capital program.  The dollars invested in the first quarter of 2009 were used to fund projects already in progress and for sustaining capital.  Total capital investment in 2009 is expected to be between $90 and $130 million.  Despite the current market conditions, we will continue to invest capital to increase the operating efficiency of our plants with a view towards the long-term recovery of the potash market. The pace of capital investment will be highly dependent on the cash flows generated from the sales of our products and, therefore, the levels of investment may vary significantly from the current range.

The Company routinely posts important information about the Company on its website under the Investor Relations tab.  The Company’s website address is www.intrepidpotash.com.

Since operating income, pro forma operating income, adjusted net income, pro forma earnings per diluted share and EBITDA are non-GAAP financial measures it is necessary to reference the respective reconciliations in the accompanying non-GAAP reconciliation tables towards the end of this release.

Conference Call Information

The conference call to discuss first quarter 2009 results is scheduled for May 8, 2009, at 9:00 a.m. (Mountain Time). The call participation number is (877) 419-5396.  A recording of the conference call will be available two hours after the completion of the call at (800) 642-1687.  International participants can dial (706) 902-2295 to take part in the conference call and can access a replay of the call at (706) 645-9291.  All of the above calls will require the input of the conference identification number 93312934.  The call will also be streamed on the Intrepid Potash, Inc.’s website, www.intrepidpotash.com.  An audio recording of the conference call will be available at www.intrepidpotash.com through June 8, 2009.

* * * * * * * * * * *

Certain statements in this press release, and other written or oral statements made by or on behalf of us, are “forward-looking statements” within the meaning of the federal securities laws. Statements regarding future events and developments and our future performance, as well as management’s expectations, beliefs, plans, estimates or projections relating to the future, including statements regarding guidance, are forward-looking statements within the meaning of these laws.  Although we believe that the expectations reflected in such forward-looking statements are based upon reasonable assumptions, there can be no assurance that our expectations will be realized.  These forward-looking statements are subject to a number of known and unknown risks and uncertainties, many of which are beyond our control that could cause actual results to differ materially and adversely from such statements.  These risks and uncertainties include: changes in the price of potash or langbeinite; operational difficulties at our facilities; changes in demand and/or supply for potash or langbeinite; changes in our reserve estimates; our ability to achieve the initiatives of our business strategy, including but not limited to the development of the HB Mine as a solution mine; changes in the prices of our raw materials, including but not limited to the price of natural gas; fluctuations in the costs of transporting our products to customers; changes in labor costs and availability of labor with mining expertise; the impact of federal, state or local government regulations, including but not limited to environmental and mining regulations; competition in the fertilizer industry; declines in U.S. or world agricultural production; declines in oil and gas drilling; changes in economic conditions; adverse weather events at our facilities; our ability to comply with covenants inherent in our current and future debt obligations to avoid defaulting under those agreements; continued disruption in credit markets; governmental policy changes that may adversely affect our business and the risk factors detailed in our filings with the Securities and Exchange Commission.  Please refer to those filings for more information on these risk factors.  These forward-looking statements speak only as of the date of this press release, and we undertake no obligation to publicly update or revise any forward-looking statement, whether as the result of future events, new information or otherwise.

INTREPID POTASH, INC.

SELECTED OPERATIONS DATA (UNAUDITED)

	Intrepid Potash, Inc.	Intrepid Mining LLC (Predecessor)
	Three Months	Three Months
	Ended	Ended
	March 31, 2009	March 31, 2008
Production volume (in 000 short tons)
Potash	137	224
Langbeinite	42	56

Sales volume (in 000 short tons)
Potash	99	213
Trio®	38	93

Potash Statistics (per short ton)
Net sales price	$727	$295
COGS (exclusive of items shown separately below)	266	136
Depreciation, depletion and amortization	18	8
Royalties	25	10
By-product credit	(16)	(14)
Total potash COGS	$293	$140
Warehousing and handling costs	11	6
Average potash gross margin	$423	$149

Trio® Statistics (per short ton)
Net sales price	$330	$123
COGS (exclusive of items shown separately below)	143	77
Depreciation, depletion and amortization	15	11
Royalties	17	6
Total Trio® COGS	$175	$94
Warehousing and handling costs	11	6
Average Trio® gross margin	$144	$23

INTREPID POTASH, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

(In thousands, except share and per share amount)

	Historical		Pro Forma
		Intrepid Mining LLC	Intrepid Mining LLC
	Intrepid Potash, Inc.	(Predecessor)	(Predecessor)
	Three Months	Three Months	Three Months
	Ended	Ended	Ended
	March 31, 2009	March 31, 2008	March 31, 2008

Sales	$88,901	$84,401	$84,401

Less: Freight costs	4,707	10,172	10,172
Warehousing and handling costs	1,529	1,800	1,800
Cost of goods sold	35,508	38,461	38,887

Gross Margin	47,157	33,968	33,542

Selling and administrative	6,783	4,542	6,882
Accretion of asset retirement obligation	168	156	156
Other	(12)	14	14
Operating Income	40,218	29,256	26,490

Other Income (Expense)
Interest expense, including realized and unrealized derivative gains and losses	(203)	(3,085)	(1,433)
Interest income	17	23	23
Insurance settlements in excess of property losses	(14)	6,998	6,998
Other expense	(141)	(137)	(137)

Income Before Income Taxes	39,877	33,055	31,941

Income Tax (Expense) Benefit	(15,196)	4	(12,657)
Net Income	$24,681	$33,059	$19,284

Weighted Average Shares Outstanding:
Basic	74,975,511		74,843,124
Diluted	74,982,580		74,886,308

Earnings Per Share:
Basic	$0.33		$0.26
Diluted	$0.33		$0.26

INTREPID POTASH, INC.

CONSOLIDATED BALANCE SHEETS (UNAUDITED)

(In thousands, except share and per share amounts)

	March 31, 2009	December 31, 2008
ASSETS
Cash and cash equivalents	$102,459	$116,573
Accounts receivable:
Trade, net	37,602	15,107
Other receivables	235	385
Refundable income taxes	1,844	9,967
Inventory, net	55,193	49,318
Prepaid expenses and other current assets	3,551	5,804
Current deferred tax asset	448	1,222
Total current assets	201,332	198,376

Property, plant and equipment, net of accumulated depreciation of $29,564 and $26,514, respectively	157,203	138,790
Mineral properties and development costs, net of accumulated depletion of $6,558 and $6,367, respectively	32,380	30,244
Long-term parts inventory, net	4,480	3,973
Other assets	7,911	6,053
Non-current deferred tax asset	321,924	327,641
Total Assets	$725,230	$705,077

LIABILITIES AND STOCKHOLDERS’ EQUITY
Accounts payable:
Trade	$13,471	$15,516
Related parties	39	26
Accrued liabilities	12,018	14,967
Accrued employee compensation and benefits	4,873	6,478
Other current liabilities	1,902	1,952
Total current liabilities	32,303	38,939

Accrued pension liability	1,264	1,280
Asset retirement obligation	8,306	8,138
Other non-current liabilities	7,077	5,121
Total liabilities	48,950	53,478

Commitments and Contingencies

Common stock, $0.001 par value; 100,000,000 shares authorized; and 74,985,026 and 74,846,874 shares outstanding at March 31, 2009, and December 31, 2008, respectively	75	75
Additional paid-in capital	554,197	554,743
Accumulated other comprehensive loss	(839)	(1,385)
Retained earnings	122,847	98,166
Total Stockholders’ Equity	676,280	651,599

Total Liabilities and Stockholders’ Equity	$725,230	$705,077

INTREPID POTASH, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)

(In thousands)

		Intrepid Mining LLC
	Intrepid Potash, Inc.	(Predecessor)
	Three Months	Three Months
	Ended	Ended
	March 31, 2009	March 31, 2008
Cash Flows from Operating Activities:
Reconciliation of net income to net cash provided by operating activities:
Net income	$24,681	$33,059
Deferred income taxes	6,730	(4)
Insurance reimbursements	14	(6,998)
Items not affecting cash:
Depreciation, depletion, amortization and accretion	3,492	2,790
Stock-based compensation	334	—
(Gain) loss on disposal of assets and other	(12)	27
Pension expense	42	8
Unrealized derivative (gain) loss	(369)	1,467
Bond sinking fund unrealized loss	153	210
Changes in operating assets and liabilities:
Trade accounts receivable	(22,495)	(10,638)
Insurance and other receivables	150	110
Refundable income taxes	8,431	—
Inventory	(6,382)	835
Prepaid expenses and other assets	187	(2,543)
Accounts payable, accrued liabilities and accrued employee compensation and benefits	(689)	(948)
Other current liabilities	2,275	(251)
Total cash provided by operating activities	16,542	17,124

Cash Flows from Investing Activities:
Proceeds from sale of assets	16	—
Proceeds from insurance reimbursements	(14)	6,998
Additions to property, plant, and equipment	(26,317)	(9,776)
Additions to mineral properties and development costs	(3,461)	(2)
Additions to bond sinking fund	—	(14)
Total cash used in investing activities	(29,776)	(2,794)

Cash Flows from Financing Activities:
Proceeds from long-term debt	—	7,509
Repayments on long-term debt	—	(7,003)
Payments of capital leases	—	(5)
Restricted stock used for employee tax witholding upon vesting	(868)	—
Members’ capital distributions	—	(15,000)
Other	(12)	—
Total cash used in financing activities	(880)	(14,499)
Net Change in Cash and Cash Equivalents	(14,114)	(169)
Cash and Cash Equivalents, beginning of period	116,573	1,960
Cash and Cash Equivalents, end of period	$102,459	$1,791

Supplemental disclosure of cash flow information
Cash paid during the period for:
Interest	$347	$1,641
Income taxes	$35	$—

INTREPID POTASH, INC.

NON-GAAP ADJUSTED NET INCOME RECONCILIATIONS

(In thousands)

Adjusted net income is calculated as net income for 2009 or pro forma net income for 2008 adjusted for significant non-cash and non-recurring items. Examples of non-cash and non-recurring charges include insurance settlements in excess of property losses, non-cash gains or losses associated with unrealized derivative adjustments, and our abnormal inventory adjustment.  The non-GAAP measure of adjusted net income is presented because management believes it provides useful additional information to investors for analysis of Intrepid’s fundamental business on a recurring normal basis.  In addition, management believes that the concept of adjusted net income is widely used by professional research analysts and others in the valuation, comparison, and investment recommendations of companies in the potash mining industry, and many investors use the published research of industry research analysts in making investment decisions.  The use of adjusted net income is intended to present this measure on a comparable basis for the impact of the IPO transaction for the periods presented(1).

Adjusted net income should not be considered in isolation or as a substitute for net income, income from operations, cash provided by operating activities or other income, profitability, cash flow, or liquidity measures prepared under GAAP. Since adjusted net income excludes some, but not all items that affect net income and may vary among companies, the adjusted net income amounts presented may not be comparable to similarly titled measures of other companies.

	Three Months	Three Months
	Ended	Ended
	March 31, 2009	March 31, 2008

Net Income	$24,681	$19,284 (1)
Adjustments
Insurance reimbursements	14	(6,998)
Unrealized derivative (gain) loss	(369)	1,467
FAS 151 adjustment	1,186	—
Calculated tax effect (2)	(317)	2,174
Total adjustments	514	(3,357)

Adjusted Net Income	$25,195	$15,927

(1)          Net income for the three months ended March 31, 2008, is presented on a pro forma basis as fully described in Part I, Item 1A to our Form 10-Q.  Pro forma net income includes adjustments to reduce net income for the effect of stock compensation, interest expense, and income taxes for the period prior to our IPO.

(2)          Effective rate of 38.1% for 2009 and statutory rate of 39.3% for 2008.

INTREPID POTASH, INC.

EARNINGS BEFORE INCOME TAXES, INTEREST, DEPRECIATION,

AND AMORTIZATION

(In thousands)

Earnings before income taxes, interest, depreciation and amortization (“EBITDA”) is computed as net income or pro forma net income adjusted for the add back of income tax expense, interest expense, depreciation, depletion, amortization, asset retirement obligation liability accretion, and impairment.  This non-GAAP measure is presented since management believes that it provides useful additional information to investors for analysis of Intrepid’s ability to internally generate funds for capital investment.  In addition, EBITDA is widely used by professional research analysts and others in the valuation, comparison, and investment recommendations of companies in the potash mining industry, and many investors use the published research of industry research analysts in making investment decisions.  EBITDA should not be considered in isolation or as a substitute for net income, income from operations, net cash provided by operating activities or other income, profitability, cash flow, or liquidity measures prepared under GAAP.  Since EBITDA excludes some, but not all items that affect net income and net cash provided by operating activities and may vary among companies, the EBITDA amounts presented may not be comparable to similarly titled measures of other companies.

	Three Months	Three Months
	Ended	Ended
	March 31, 2009	March 31, 2008

Net Income	$24,681	$19,284	(1)

Income tax expense	15,196	12,657
Interest expense, including derivatives	203	1,433
Depreciation, depletion, amortization and accretion	3,492	2,790
Total adjustments	18,891	16,880

Earnings Before Income Taxes, Interest, Depreciation, Depletion, and Amortization	$43,572	$36,164

(1)          Net income for the three months ended March 31, 2008, is presented on a pro forma basis as fully described in Part I, Item 1A to our Form 10-Q.  Pro forma net income includes adjustments to reduce net income for the effect of stock compensation, interest expense, and income taxes for the period prior to our IPO.